Exhibit 10.1

GENERAL RELEASE AND WAIVER

This General Release and Waiver ("Release") is made and entered into as of February 28, 2017 (the "Release Date"), by and between Cesca Therapeutics Inc., a Delaware corporation ("Employer"), and Michael R. Bruch ("Executive", and together with Employer, the "Parties"). Capitalized terms used, but not defined herein, shall have the meaning given to such terms in that certain Executive Employment Agreement made and entered into as of October 27, 2015, by and between the Parties (the "Employment Agreement").

WHEREAS, on or about February 16, 2017, Employer notified Executive of the intent to remove the Executive from the position of Chief Financial Officer and assigned duties that are materially inconsistent with the duties responsibilities and/or status as the Chief Financial Officer.

NOW THEREFORE, in consideration of the respective representations, covenants, agreements, warranties, and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Separation. The Parties agree that, subject to the condition that Employer satisfies its obligations in Section 2, Executive's employment with Employer will end effective March 10, 2017 (the "Termination Date") as a result of Executive's resignation for Good Reason.

2.             Payment and Benefits. In consideration of the promises made in this Release, but in all cases subject to Section 4(d) and below, and pursuant to the terms of the Employment Agreement, Employer has agreed to pay Executive the following on the later of: (i) March 10, 2017, or (ii) within 2 business days of the Revocation End Date. See Exhibit [B] for summary of cash payments and acceleration of stock awards:

a.     Minimum Payments upon termination of Executive's employment as follows: (i) base salary accrued through the Termination Date; (ii) reimbursement of expenses incurred prior to termination of employment that are payable in accordance with Section 4.7; (iii) any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of Employer, including but not limited to accrued and unused vacation; and (iv) any earned but unpaid short term incentive compensation expressly provided for in any incentive compensation plan for Executive ("STI"), which such incentive compensation amount for the FY17 performance year is equal to $45,000 ($67,500 prorated for 8 (July – February) of 12 months).

b.     Severance Payments Related to Change of Control, as follows: (i) a lump sum equal to twelve (12) months of base salary ("Base Salary") in effect as of the Termination Date, which such "Base Salary" is equal to $225,000 (or a gross monthly salary of $18,750); (ii), a lump sum cash payment equal to one (1) times the Executive's most recently established annual short-term incentive target award, which such short term incentive award is equal to 30% of Base Salary or $67,500; and (iii) the retention payment as provided in Retention Agreement between Employer and Executive dated as of July 26, 2016, which is equal to $45,000, and 15,734 shares of the Employer’s common stock.

c.     Health and Welfare Benefits as follows: provided that the Executive timely elects continuation coverage (as defined under COBRA) under the Employer's medical and dental plans as in effect at the time of the Executive's termination, the Employer shall pay the COBRA premiums for Executive and his dependents under such plans (or any successor plans) until the earliest of (i) the end of the twelfth (12th) month following the Executive's termination, or (ii) the date Executive secures subsequent employment with medical and dental coverage. Executive shall provide at least five (5) business days advance written notice informing the Employer when Executive becomes eligible for other comparable medical and dental coverage in connection with subsequent employment.

d.     Furthermore, pursuant to the terms of the Employment Agreement, all the Executive's outstanding options to acquire the Employer's common stock or restricted stock awards which have not vested as of the Termination Date shall become immediately vested as of the Termination Date and shall be deemed to be exercisable for a period of one year from the Termination Date without regard to any provisions of the option agreement or plan pursuant to which they were awarded, which such outstanding options or restricted stock awards amount to: (i) 21,000 options to acquire the Employer's common stock and (ii) 15,914 shares of restricted common stock, each as detailed in the Stockvantage report attached hereto as Exhibit [A]. Employer acknowledge that Employer granted 16,000 of the options identified above under the Employer's 2016 Equity Plan (the "Equity Plan") and that options granted thereunder are not exercisable prior to approval of the Equity Plan by Employer's stockholders. If Employer's stockholders do not approve the Equity Plan, Employer agrees to reissue 16,000 options providing the same economic benefits to Executive pursuant to any new option plan adopted by Employer.

e.     Employer agrees to indemnify Executive for all of the fees, including attorneys' fees, and expenses incurred by Executive in connection with his termination as Chief Financial Officer and incurred in drafting this Release.

3.             Executive's Release of Claims and Waiver of Rights. Upon satisfaction of Employer's obligations pursuant to Section 2:

a.     Executive, on Executive's own behalf and that of Executive's spouse, heirs, executors or administrators, assigns, insurers, attorneys and other persons or entities acting or purporting to act on Executive's behalf (the "Executive's Parties"), hereby irrevocably and unconditionally release, acquit and forever discharge Employer, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by Employer and said plans' fiduciaries, agents and trustees (the "Released Parties"), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive's Parties have, have had, or may in the future claim to have against the Released Parties by reason of, arising out of, related to, or resulting from Executive's employment with Employer or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include: (i) a waiver of the right to payment of any vested, non-forfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of Employer which have accrued as of the separation date; (ii) a waiver of the right to benefits and payment of consideration to which Executive may be entitled under the Employment Agreement or any of the agreements contemplated thereby (including indemnification agreements and the stock option agreements); (iii) a waiver of any rights to indemnification under the Certificate of Incorporation or Bylaws of the Employer or an subsidiary of Employer or under applicable law and regulation or that Indemnification Agreement dated as of May 9, 2015, between Employer and Executive. Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in the Employment Agreement and in this Release, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

Nothing in this Release shall be deemed to require the waiver or release of any claim that may not be released or waived under applicable federal or state law.

b.     Executive hereby acknowledges that he understands that under this Release he is releasing any known or unknown claims he may have arising out of, related to, or resulting from Executive's employment with Employer or the termination thereof (the "Released Claims"). He therefore acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the Released Claims.

4.            Acknowledgment of Waiver Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive already is entitled. Executive further acknowledges that Executive has been advised by this writing that:

a.     The release and waiver granted herein does not related to claims under the ADEA which may arise after this Release is executed;

b.     Executive should consult with an attorney prior to executing this Release;

c.     Executive has at least twenty-one (21) days within which to consider this Release as it relates to claims under the ADEA, although Executive may accept the terms of this Release at any time within those 21 days and earlier execute this Release;

d.     Executive has seven (7) days following the execution of this Release to revoke this Release as it relates to claims under the ADEA; and

e.     This Release will not be effective as it relates to claims under the ADEA until the revocation period has expired, which will be the eighth day after this Release is executed by both Parties (the, "Revocation End Date"), and the severance payments and other Benefits described in this Release will not be paid until this Release has become effective and all statutory revocation periods have expired.

5.             Non-Disparagement. The Parties agree that neither they nor any of their agents, affiliates, predecessor, successor or parent companies, or insurers or representatives will, and they will cause each of their agents, affiliates, predecessor, successor or parent companies or insurers or representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether oral, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the reputation, practices or conduct of any Party or any of their directors, officers, principals, agents, servants, employees, parent, predecessor or successor entities, affiliates, agents or representatives. The Parties acknowledge that this Section 6 is a material provision of this Release and that any breach of Section 6 shall be a material breach of this Release, and that the affected party would be irreparably harmed by violation of Section 6.

6.             No Admissions. Employer denies that it or any of its employees or agents has taken any improper actions against Executive. Nothing contained herein shall be deemed as an admission by Employer as any liability of any kind to Executive, all such liabilities being expressly denied. Further this Release shall not be admissible in any proceedings as evidence of improper action by Employer or any of its employees or agents.

7.             Restrictive Covenants. Executive understands that the covenants in Sections 7 through 10 of the Employment Agreement survive the termination of his employment with Employer.

8.            Amendment, Waiver. No amendment or variation of the terms of this Release shall be valid unless made in writing and signed by Executive and Employer. Failure of either Employer or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

9.             Assignment. It is understood that this Release, and specifically Executive's rights and obligations hereunder, shall survive to the Executive's beneficiary on death.

10.           Severability. If any provision or any part of any provision of this Release is for any reason held to be invalid, unenforceable or contrary to public policy, law, statute and/or ordinance, then the remainder of this Release shall not be affected thereby and shall remain valid and fully enforceable.

11.           Construction. The terms set forth in Section 14 of the Employment Agreement shall apply to this Release, provided that the word "Release" shall take the place of the word "Agreement" in such Sections, where applicable.

12.           Attorney’s Fees. If any legal action or proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

13.           Governing Law. This Release shall be governed by, and construed in accordance with, the laws of the State of California. The exclusive jurisdiction and venue of any legal action be either party under this Release shall be the County of Sacramento.

14.           Further Assurances. Each of the parties agrees that it will promptly execute and deliver all such documents and instruments as may be necessary and appropriate to effectuate the terms of this Agreement. The parties agree that monetary damages would be inadequate to remedy a breach of this provision and that specific performance is an appropriate remedy for the breach of this provision.

15.           Counterparts. This Agreement may be executed in counterparts and, as so executed, shall constitute one agreement binding on all parties.

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In Witness Whereof, the Parties have executed this Release as of dates set forth below their respective signatures below:

Employer:	Executive:

CESCA THERAPEUTICS, INC.
By: /s/ Vivian Liu	By: /s/ Michael Bruch
Name: Vivian Liu	Name: Michael Bruch
Title: Chief Operating Officer	Title: Chief Financial Officer
Date: February 28, 2017	Date: February 28, 2017